Exhibit 23.4

CONSENT OF SVB SECURITIES LLC

We hereby consent to the use of our opinion letter dated September 19, 2022 to the Board of Directors of Rocket Pharmaceuticals, Inc., included as Annex B to the joint proxy statement/prospectus which forms a part of Amendment No.1 to the Registration Statement on Form S-4 of Rocket Pharmaceuticals, Inc., to be filed on the date hereof, and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary - Opinion of Financial Advisors -- Opinion of Rocket’s Financial Advisor -- SVB Securities LLC,” “The Mergers - Background of the Mergers,” “The Mergers – Recommendation of the Rocket Board and its Reasons for the Transaction” and “The Mergers - Opinion of Rocket’s Financial Advisor -- SVB Securities LLC”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ SVB SECURITIES LLC
New York, New York
October 27, 2022